Exhibit 2.4

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:06 AM 05/04/2026
FILED 10:06 AM 05/04/2026
SR 20262213796 - File Number 6686044

CERTIFICATE OF VALIDATION

OF

GREENFIELD ROBOTICS CORPORATION

Pursuant to Section 204 of the
General Corporation Law of the State of Delaware

The undersigned, being a duly authorized officer of Greenfield Robotics Corporation (the “Company”), acting in accordance with Section 204(e) of the Delaware General Corporation Law (the “DGCL”), hereby issues this Certificate of Validation stating that:

1.             For the purposes of ratifying and validating in all respects an otherwise defective corporate act described in this Certificate of Validation in accordance with Section 204 of the DGCL, the Company’s Board of Directors (the “Board”) duly adopted and approved, by written consent in lieu of a meeting, resolutions ratifying the corrections contained herein on April 9, 2026 (“Board Resolutions’’).

2.              The holders of a majority of the outstanding shares of capital stock of the Company, including the holders of a majority of the outstanding shares of Preferred Stock voting together as a single class on an as-converted to Common Stock basis, adopted certain resolutions by written consent evidencing their consent to, and approval of, an otherwise defective corporate act described in this Certificate of Validation.

3.             Pursuant to Section 204 of the DGCL, this Certificate of Validation is being filed with respect to the following defective corporate act: From the period commencing September 30, 2024, through January 8, 2025, prior to the filing of the Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware on January 23, 2025 (“Original Amendment”), the Company issued that certain number of shares of Series Seed-3 Preferred Stock, $0.00001 par value per share (“Seed-3 Shares”), to certain investors, prior to the creation of the Seed-3 Shares pursuant to the filing and effectiveness of the Original Amendment (the “Defective Issuance”).

4.              The Company previously filed, pursuant to Section 242 of the DGCL, the Original Amendment on January 23, 2025 with the Secretary of State of the State of Delaware and such Original Amendment requires change, both as to the effective date and to give effect to the Defective Issuance in accordance with Section 204 of the DGCL. A Certificate of Amendment of the Amended and Restated Certificate of incorporation of the Company, containing all of the information required to be included under Section 242 of the DGCL to give effect to the Defective Issuance is attached as Exhibit A to this Certificate of Validation. Pursuant to Section 204 of the DGCL, such Certificate of Amendment shall be deemed to have become effective on August 31, 2024 at 12:00 AM Eastern Daylight Time.

IN WITNESS WHEREOF, Greenfield Robotics Corporation has caused this Certificate of Validation to be signed by its duly authorized officer as of this 29th day of April, 2026.

By:	/s/ Nandan Kalle
Name:	Nandan Kalle
Title:	Chief Executive Officer

EXHIBIT A

(Certificate of Amendment)

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GREENFIELD ROBOTICS CORPORATION

Greenfield Robotics Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (“General Corporation Law”) does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation dated May 26, 2022 (“Existing Certificate”), declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

NOW, THEREFORE, BE IT FURTHER RESOLVED, that, upon approval of a majority of the outstanding stock of the Corporation entitled to vote thereon, including the Requisite Holders ( as defined in the Existing Certificate), the Existing Certificate shall be amended by changing the language of Article Fourth so that, as amended, said Article Fourth shall be read as follows:

“FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is 40,325,905, consisting of(i) 27,908,110 shares of Common Stock, $0.00001 par value per share (the “Common Stock”), and (ii) 12,417,795 shares of Preferred Stock, $0.00001 par value per share (the “Preferred Stock”).”

NOW, THEREFORE, BE IT FURTHER RESOLVED, that, upon approval of a majority of the outstanding stock of the Corporation entitled to vote thereon, including the Requisite Holders (as defined in the Existing Certificate), the Existing Certificate shall be amended by changing the language of the first paragraph of Article Fourth, Part B, so that, as amended, said first paragraph of Article Fourth, Part B, shall be read as follows:

“4,194,200 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series First Preferred Stock”; 5,033,676 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series Seed Preferred Stock”; 925,443 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series Seed-1 Preferred Stock”; 428,366 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series Seed-2 Preferred Stock”; and 1,836,110 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series Seed-3 Preferred Stock”; each with the following rights, preferences, powers, privileges, and restrictions, qualifications, and limitations. The Series Seed Preferred Stock, Series Seed-I Preferred Stock, Series Seed-2 Preferred Stock, and Series Seed-3 Preferred Stock may be collectively referred to as the “Series Seed Preferred”. Unless otherwise indicated, references to “Sections” in this Part B of this Article Fourth refer to sections of Part B of this Article Fourth. References to “Preferred Stock” mean the Series First Preferred Stock, Series Seed Preferred Stock, Series Seed-1 Preferred Stock, Series Seed-2 Preferred Stock, and Series Seed-3 Preferred Stock.”

NOW, THEREFORE, BE IT FURTHER RESOLVED, that, upon approval of a majority of the outstanding stock of the Corporation entitled to vote thereon, including the Requisite Holders (as defined in the Existing Certificate), the Existing Certificate shall be amended by changing the language of the last sentence of Article Fourth, Part B, Section 1 so that, as amended, said last sentence of Article Fourth, Part B, Section l shall be read as follows:

“The “Original lssue Price” shall mean, with respect to the Series First Preferred Stock, $0.80 per share, with respect to the Series Seed Preferred Stock, $1.2426 per share, with respect to the Series Seed-1 Preferred Stock, $0.9725 per share, with respect to the Series Seed-2 Preferred Stock, $1.0562 per share, and with respect to the Series Seed-3 Preferred Stock, $1.44 per share, in each case subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the applicable Preferred Stock.”

NOW, THEREFORE, BE IT FURTHER RESOLVED, that, upon approval of a majority of the outstanding stock of the Corporation entitled to vote thereon, including the Requisite Holders (as defined in the Existing Certificate), the Existing Certificate shall be amended by changing the language of Article Fourth, Part B, Section 4.1. l so that, as amended, said Article Fourth, Part B, Section 4.1.1 shall be read as follows:

“Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price (as defined below) in effect at the time of conversion. The “Conversion Price” applicable to (a) the Series First Preferred Stock shall initially be equal to the Original Issue Price of the Series First Preferred Stock, (b) the Series Seed Preferred Stock shall initially be equal to the Original Issue Price of the Series Seed Preferred Stock, (c) the Series Seed-1 Preferred Stock shall initially be equal to the Original Issue Price of the Series Seed-1 Preferred Stock, ( d) the Series Seed-2 Preferred Stock shall initially be equal to the Original Issue Price of the Series Seed-2 Preferred Stock, and (e) the Series Seed-3 Preferred Stock shall initially be equal to the Original Issue Price of the Series Seed-3 Preferred Stock. Each such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.”

SECOND: that, thereafter, pursuant to resolution of its Board of Directors, a written action in lieu of a meeting of the stockholders of the Corporation was duly executed and approved with the necessary number of shares as required by statute voting in favor of the amendment.

THIRD: that, thereafter, pursuant to resolution of its Board of Directors, this amendment to the Existing Certificate, as amended, has been duly adopted and approved in accordance with the provisions of Sections 228 and 242 of the General Corporation Law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its Chief Executive Officer on this 31st day of August, 2024.

By:	/s/ Nandan Kalle
Name:	Nandan Kalle
Title:	Chief Executive Officer